CERTIFICATE OF MERGER

                                 OF

                       NOODLE KIDOODLE, INC.
                      (a New York corporation)

                                INTO

                       NOODLE KIDOODLE, INC.
                      (a Delaware corporation)


          The undersigned corporation DOES HEREBY CERTIFY:


          FIRST:  That the name and state of incorporation of each

of the constituent corporations of the merger is as follows:


               NAME                     STATE OF INCORPORATION

     Noodle Kidoodle, Inc.                   Delaware

     Noodle Kidoodle, Inc.                   New York


          SECOND:   That an agreement of merger between the parties

to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 252 of the

General Corporation Law of the State of Delaware.


          THIRD:  The name of the surviving corporation of the

merger is Noodle Kidoodle, Inc., a Delaware corporation.


          FOURTH:  That the Certificate of Incorporation of Noodle

Kidoodle, Inc., a Delaware corporation, shall be the certificate of incorporation of the surviving corporation.


          FIFTH:  That the executed agreement of merger is on file

at the principal place of business of the surviving corporation.

The address of said principal place of business is Noodle Kidoodle,

Inc., 105 Price Parkway, Farmingdale, New York 11735, Attn:

Stanley Greenman.


          SIXTH:  That a copy of the agreement of merger will be

furnished by the surviving corporation on request and without cost to any stockholder of any constituent corporation.


          SEVENTH:  The authorized capital stock of each foreign

corporation which is a party to the merger is as follows:

                                                            Par
Corporation              Class          Number of Shares    Value
-----------              -----          ----------------    -----

Noodle Kidoodle, Inc.    Common         15,000,000          $.10

Noodle Kidoodle, Inc.    Preferred      500,000             $1.00


          EIGHTH:   The surviving corporation may be served with

process in the State of Delaware in any proceeding for enforcement of any obligation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from the merger,

including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the

State of Delaware, and it does hereby irrevocably appoint the

Secretary of State of the State of Delaware as its agent to accept service of process in any suit or other proceeding.  The address to which a copy of such process shall be mailed by the Secretary of

State of Delaware is c/o Noodle Kidoodle, Inc., 105 Price Parkway,

Farmingdale, New York 11735, Attn:  Stanley Greenman, until the surviving corporation shall have hereafter designated in writing to said Secretary of State a different address for such purpose.

                                   By: /s/  Stewart Katz

                                     Stewart Katz, President



ATTEST:

By: /s/  William A. Johnson, Jr.

  William A. Johnson, Jr.,

    Secretary
                              - 3 -